Exhibit 10.01

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated January 21, 2009 by and between MoneyGram International, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, successors and permitted assigns under this Agreement, the “Company”) and Pamela H. Patsley (“Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on January 21, 2009 and ending on January 21, 2013 (the “Expiration Date” and such period the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.

2. Position.

a. During the Employment Term, Executive shall serve as the Company’s Executive Chairman. In such position and subject to the terms of this Agreement, Executive shall have such duties and authority consistent with an executive officer of the Company and as shall be determined from time to time by the Board of Directors of the Company (the “Board”). During the Employment Term, Executive shall also serve on the Board, any committees of the Board, the board of directors of subsidiaries of the Company and any committees thereof without additional compensation therefor.

b. During the Employment Term, Executive shall serve the Company faithfully and conscientiously, shall promote the interests and reputation of the Company and shall comply with the policies of the Company. Executive will be required to devote one-half of Executive’s business time to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would violate the terms of Section 9 herein, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, from continuing to serve on any board of directors or trustees of any business corporation or any charitable organization or continuing to serve in Executive’s current board positions; provided in each case, and in the aggregate, that (i) such activities do not conflict or interfere with Section 9, and (ii) any future board positions of Executive will require approval of the Board; provided, however, that the Executive shall be entitled to replace one board position with another with disclosure to, but not approval by, the Board.

c. Executive shall perform her duties from Dallas, Texas, at her home or at an office as may be agreed to by the Company and Executive. Executive shall travel from time to time to the Company’s headquarters and other locations as required to fulfill her duties hereunder. Executive shall be entitled to fly first class, and shall be provided by the Company with business travel accidental life insurance, with coverage at least equal to 12 months of Base Salary (as defined below).

d. Executive, in her capacity as a director and officer of the Company, shall have the benefit of the Indemnification Agreement attached hereto as Exhibit A (the “Indemnification Agreement”).

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $500,000, payable in regular installments in accordance with the Company’s usual payment practices. The Human Resources Committee of the Board shall review at least annually Executive’s Base Salary and shall increase or maintain the Base Salary at each such review by an amount as to which it shall have sole discretion. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Cash Bonus. Executive shall be eligible to participate in the Company’s Management and Line of Business Incentive Plan (“MIP”). The annual MIP bonus targets shall be established by the Board, and Executive’s annual bonus shall be 50% of Executive’s Base Salary if the defined base target is achieved and 100% of the Executive’s Base Salary if the maximum defined target is achieved. The annual bonus shall be paid in accordance with the terms of the MIP but in no event later than the 15th day of the third month of the fiscal year following the fiscal year to which such annual bonus relates.

5. Equity Arrangements. Executive shall participate in the Company’s equity incentive compensation program and receive the stock option grant attached hereto as Exhibit A (the “Option Agreement”).

6. Employee Benefits. During the Employment Term, Executive shall be entitled to the following benefits: (i) executive health exam; (ii) financial planning services; (iii) health club subsidy; and (iv) participation in the Company’s Deferred Compensation Plan for Executives, all as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company, in each case, to the extent Executive is eligible for such benefits under the terms of such plans. Executive will also participate in all other applicable employee benefit and welfare benefit plans as apply to all employees generally, on such terms and conditions as may be in effect and/or amended from time to time, in each case, to the extent Executive is eligible for such benefits under the terms of such plans. Executive shall be entitled to two (2) weeks paid vacation per calendar year, such vacation to extend for such periods and shall be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder (including travel between her home and the Company’s offices and expenses of accommodations while at the Company’s offices) shall be reimbursed by the Company within 30 days following Executive’s submission of appropriate documentation of such expenses in accordance with Company policies. The Company shall reimburse Executive for reasonable attorney’s fees incurred in connection with the negotiation of this Agreement and the Option Agreement; provided, however, that such reimbursement shall not exceed $15,000.

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason.

a. By the Company For Cause or By Executive’s Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(b)).

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the Board that are within Executive’s control and consistent with Executive’s status as a senior executive of the Company and her duties and responsibilities hereunder (except for a failure that is attributable to Executive’s illness, injury or Disability) for a period of 10 days following written notice by the Company to Executive of such failure; provided, however, that “Cause” shall not be deemed to exist under this clause (A) if Executive’s refusal is attributable to her good faith belief, as articulated in writing to the Board if the Board so requests, that the Board’s directions are either unlawful, or inimical to the best interests of the Company’s shareholders, (B) fraud or material dishonesty in the performance of Executive’s duties hereunder, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws, (D) an indictment of Executive for a felony under the laws of the United States or any state thereof, (E) Executive’s willful misconduct or gross negligence in connection with Executive’s duties hereunder which is materially injurious to the financial condition or business reputation of the Company, (F) Executive’s material breach of the Company’s Code of Ethics, Always Honest policy or any other code of conduct in effect from time to time to the extent applicable to Executive, and which breach has a material adverse effect on the Company; or (G) Executive’s breach of the provisions of Sections 9 or 10 of this Agreement which breach has an adverse effect on the Company.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive

(A) the Base Salary through the date of termination payable in accordance with the Company’s regular payroll practices;

(B) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with this Agreement;

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company payable in accordance with such employee benefit plans;

(D) such rights as the Executive may have under the equity grant set forth in Section 5 above; and

(E) the benefits set forth in Section 2(d) above and any rights which the Executive may have under director and officer insurance then maintained by the Company (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any Base Salary, payment of monetary compensation or bonus under this Agreement.

b. By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean (A) the failure of the Company to pay or cause to be paid any amount due pursuant to this Agreement, (B) the imposition by the Company on the Executive with travel, responsibilities, duties or work time requirements imposed in excess of the terms in this Agreement, (C) any breach of this Agreement or the Indemnification Agreement by Company, (D) the Company is found to be guilty of fraud, material dishonesty, a felony under federal or state laws, or a material violation of federal or state securities laws, or (E) the failure of Company to obtain within one year of the date hereof shareholder approval of the amendment of the Company’s 2005 Omnibus Incentive Plan described in Section 10(r) of the Option Agreement; provided that either of the events described in clauses (A), (B) and (C) of this Section 8(b)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights payable in accordance with Section 8(a)(iii) hereof;

(B) subject to Section 12(g)(i) hereof, payment in equal installments, in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, over the Restricted Period (as defined below) of an aggregate amount over the Restricted Period (as defined below) equal to the sum of (x) one times the Base Salary in effect as of the date of Executive’s termination and (y) a pro-rata portion of Executive’s base Target Bonus Percentage (as defined in the MIP) for the year in which the termination takes place, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment;

(C) subject to Section 12(g)(iii) hereof, continuation of health and life insurance Employee Benefits through the later of (x) the Expiration Date and (y) one year from the date of Executives’ termination of employment; and

(D) vesting of the options granted pursuant to Section 5 above as follows: for Time-Based Options, vesting through the date 12 months after the date of termination; and for Performance-Based Options, vesting through any Performance-Vesting Date that occurs during the 12-month period following the date of termination; (capitalized terms used in this clause D shall have the definition set forth in the option agreement attached hereto as Exhibit B). The number of Time-Based Options deemed exercisable upon termination shall be calculated after giving effect to the acceleration of vesting specified in this clause (D).

The rights described in clauses (B), (C) and (D) hereof are referred to as the “Additional Rights”.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(b)(iii), Executive shall have no further rights to Base Salary, payment of monetary compensation or bonus under this Agreement

Notwithstanding anything else to the contrary contained in this Agreement, if (i) the Company temporarily suspends Executive from her duties, (ii) at such time, the Company has pending an inquiry or investigation that the Board reasonably and in good faith believes may lead to a Cause termination of Executive, and (iii) Executive tenders her resignation based on the Good Reason with respect to the suspension of duties within the required period for resigning for Good Reason, the Company may delay treating the resignation as for Good Reason until the completion of the investigation or inquiry and need not treat the resignation as based on Good Reason at such date if it can then establish Cause; provided, however, that Executive shall retain her right to terminate employment for Good Reason based on other factors, if applicable. During the period of such inquiry or investigation, Executive shall continue to be employed by the Company, subject to the Company’s right to terminate Executive for Cause at any time, subject further to the notice and cure provisions in the definition of Cause, relating to the inquiry or investigation or otherwise.

c. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights payable in accordance with Section 8(a)(iii) hereof; and

(B) the Additional Rights payable in accordance with Section 8(b)(iii) hereof,

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any Base Salary, payment of monetary compensation or bonus under this Agreement.

d. Expiration of Employment Term. Unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the Expiration Date and Executive shall be entitled to receive the Accrued Rights payable in accordance with Section 8(a)(iii) hereof. Following such termination of Executive’s employment, except as set forth in this Section 8(d), Executive shall have no further rights to any Base Salary, severance benefit or bonus under this Agreement. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

g. Timing of Payment. Unless otherwise specifically set forth in this Section 8 or Section 12(g) hereof, any amounts due under this Section 8 shall be paid in a lump sum within sixty (60) calendar days following the date of termination of Executive’s employment or earlier if required by applicable law.

h. Offset. The Company’s obligation to pay Executive the Base Salary and bonus amounts hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its subsidiaries; provided, that, for federal income tax purposes, if any amount has been set-off, the amount set off shall be deemed to have been paid by Executive to the Company and an amount shall be deemed to be paid by the Company to Executive pursuant to this Agreement as of the date of such set-off; provided, further, that the amount deemed to be paid by the Company to the Executive shall be a gross amount including all applicable withholding taxes required to be withheld by the Company.

i. Nature of Payments. Any amounts due under this Section 8 are in the nature of payments considered to be reasonable by the Company and are not in the nature of a penalty.

j. Waiver and Release. As a condition precedent to receiving the Base Salary and bonus provided under this Section 8 (other than those already accrued prior to the date of termination), Executive shall have (x) executed, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, following Executive’s termination of employment, a waiver and release substantially in the form attached hereto as Exhibit C and the seven (7) day revocation period set forth in Section 6 of such release shall have expired and (y) continued to comply with the provisions of Sections 9 and 10 of this Agreement.

9. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and acknowledges and recognizes that as a consequence of Executive’s job performance and duties, Executive will acquire knowledge of trade secrets or other confidential information of the Company or its subsidiaries. In order to better protect the goodwill of the Company and its subsidiaries and to prevent the disclosure of the Company’s or its subsidiaries’ trade secrets and confidential information and thereby help insure the long-term success of the business, Executive agrees as follows:

(1) For purposes of this Section 9, the “Restricted Period” shall be the Employment Term and one of the following: (x) one year following the Expiration Date if the Employment Term is not earlier terminated pursuant to Section 8; or (y) one year following an earlier termination of the Employment Term pursuant to Section 8 herein. During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i)	with whom Executive had personal contact or dealings on behalf of the Company during the Employment Term;

(ii)	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the Employment Term; or

(iii)	for whom Executive had direct or indirect responsibility during the Employment Term.

(2) During the Restricted Period, Executive will not directly or indirectly:

(i)	engage in any business that competes with the business of the Company (including, without limitation, businesses which the Company has specific plans to conduct in the current or next fiscal year and as to which Executive was involved in such planning) in any geographical area that is within 100 miles of any geographical area where the Company performs, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”). A list of the companies currently deemed to be engaged in a Competitive Business is attached as Exhibit D.

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)	acquire a significant financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as a partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company and customers, clients or suppliers of the Company.

(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)	solicit or encourage any employee of the Company to leave the employment of the Company; or

(ii)	hire any such employee who was employed by the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(5) During the Restricted Period, Executive will not, directly or indirectly, encourage to cease to work with the Company any consultant then under contract with the Company.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

c. This Section 9 shall be void and of no further effect upon the occurrence of any one of the following: (i) failure by the Company to pay any amounts due under this Agreement after Executive has provided 30 days written notice and opportunity to cure, (ii) failure by the Company to fulfill its obligations under the Indemnification Agreement, or (iii) the Company is found to be guilty of fraud, material dishonesty, a felony under federal or state laws, or a material violation of federal or state securities laws.

10. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, prospective clients, partners, investors, personnel, compensation, recruiting, training, the financial terms of Company’s contracts and proposed contracts, the expiration dates of such contracts, the key contact individuals at each client location, the transaction volume and business features of each client and/or location, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its subsidiaries and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; (c) known to Executive prior to her employment with the Company; or (d) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), in conjuction with the Company, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) To the extent Executive creates written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of Works, the records will be available to and remain the sole property and intellectual property of the Company at all times.

(iii) Executive shall cooperate with reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Works.

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement and the other agreements, plans and documents referenced herein, and the Company’s charter and bylaws, contain the entire understanding of the parties with respect to the employment of Executive by the Company. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to preserve such rights and obligations.

f. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.

g. Compliance with IRC Section 409A.

(i) If any payment, compensation or other benefit provided to Executive in connection with her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), then no portion of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during such six-month period promptly after its conclusion.

(ii) The parties hereto acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

(iii) Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(v) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

MoneyGram International, Inc.
1550 Utica Avenue South, Suite 100
Minneapolis, Minnesota 55416

Attention: Chairman of the Human Resources and Nominating Committee of the Board

If to Executive:

3800 Miramar, Dallas, Texas 75205

To the most recent address of Executive set forth in the personnel records of the Company.

j. Executive Representation. Executive hereby represents to the Company that execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MONEYGRAM INTERNATIONAL, INC. PAMELA H. PATSLEY

By:
Title:

Exhibit A

Indemnification Agreement

See Attached

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of the 21st day of January, 2009, by and between MoneyGram International, Inc. (the “Corporation”), a Delaware corporation, and Pamela H. Patsley, a director and an officer of the Corporation (the “Employee Director”).

Recitals

A. The Employee Director has been elected to serve as a director of the Corporation and the Corporation desires the Employee Director to continue in such capacity.

B. The Employee Director has entered into an Employment Agreement, dated as of January 21, 2009 (the “Employment Agreement”) whereby Employee Director agrees to serve as Executive Chairman of the Corporation, and the Corporation desires the Employee Director to serve in such capacity.

C. In addition to the indemnification to which the Employee Director is entitled under the Amended and Restated Certificate of Incorporation of the Corporation (the “Articles”), the Corporation at its sole expense maintains insurance protecting its officers and directors against certain losses arising out of actual or threatened actions, suits or proceedings to which such persons may be made or threatened to be made parties (“D & O Insurance”).

D. The Articles and the Delaware General Corporation Law specifically provide that they are not exclusive, and thereby contemplate that contracts may be entered into (i) between the Corporation and the members of its Board of Directors with respect to indemnification of such directors, and (ii) between the Corporation and its officers with respect to indemnification of such officers.

Agreement

In order to induce the Employee Director to continue to serve in the capacity as a director and as Executive Chairman, in consideration of the Employee Director’s valuable services for the Corporation, the Corporation and the Employee Director agree as follows:

1. Continued Service. Employee Director will continue to serve as a director of the Corporation and as Executive Chairman, in each case, at the will of the Corporation, or in accordance with separate contract to the extent that such a contract is in effect at the time in question, so long as the Employee Director is duly elected and qualified in accordance with the Articles and the Bylaws of the Corporation (“Bylaws”) or until the Employee Director resigns in accordance with applicable law.

2. Indemnity of Employee Director. The Corporation shall hold harmless and indemnify Employee Director to the full extent authorized or permitted by the provisions of the Delaware General Corporation Law or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification which is adopted after the date hereof. To the extent that a change in the Delaware General Corporation Law (or other applicable law), whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Articles or the Bylaws and this Agreement, it is the intent of the parties hereto that Employee Director enjoy by this Agreement the greater benefits so afforded by such change. No amendment, alteration or repeal of this Agreement or of any provision hereof or of the Articles or the Bylaws or any provision thereof shall limit or restrict any right of Employee Director under this Agreement or such other documents in respect of any action taken or omitted by Employee Director in Employee Director’s capacity as a director or officer of the Corporation prior to such amendment, alteration or repeal.

3. Maintenance of Insurance and Self Insurance.

a. Subject only to the provisions of Section 3(b) hereof, so long as Employee Director shall continue to serve as a director of the Corporation (or shall continue at the request of the Corporation to serve as a director of another corporation, partnership, joint venture, trust or other enterprise) and/or as Executive Chairman of the Corporation, and thereafter so long as Employee Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Employee Director was a director or an officer of the Corporation or served in any of said other capacities, the Corporation will purchase and maintain in effect for the benefit of Employee Director one or more valid, binding and enforceable policies of D & O Insurance.

b. The Corporation shall not be required to maintain said policies of D & O Insurance in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the then directors of the Corporation, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

c. In the event the Corporation does not purchase and maintain in effect said policies of D & O Insurance pursuant to the provisions of Section 3(b) hereof, the Corporation shall hold harmless and indemnify Employee Director to the full extent of the coverage which would otherwise have been provided for the benefit of Employee Director pursuant to such D & O Insurance.

4. Additional Indemnity. Subject only to the exclusions set forth in Section 5 hereof, and without limiting any right which Employee Director may have now or in the future pursuant to the Delaware General Corporation Law, the Articles, the Bylaws, the Employment Agreement, any other agreement, any resolution, any policy of insurance or otherwise, the Corporation hereby further agrees to hold harmless and indemnify Employee Director against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee Director in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether by third parties or by or in the right of the Corporation to which Employee Director at any time becomes a party, or is threatened to be made a party, by reason of the fact that Employee Director is or was a director or an officer of the Corporation, or is or was serving or at any time serves at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

5. Limitations on Additional Indemnity. No indemnity pursuant to Section 4 hereof shall be paid by the Corporation:

a. for which and to the extent that payment is actually made to Employee Director under a valid and collectible insurance policy maintained by the Company;

b. for which and to the extent that Employee Director is indemnified by the Company or receives a recovery from the Company otherwise than pursuant to Section 4;

c. on account of any suit in which judgment is rendered against Employee Director for an accounting of profits made from the purchase or sale by Employee Director of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

d. with respect to acts or omissions which are not in good faith or which constitute intentional misconduct or a knowing violation of law;

e. with respect to authorization by Employee Director of the unlawful payment of a dividend or other distribution on the Corporation’s capital stock or the unlawful purchase of its capital stock;

f. with respect to any transaction from which Employee Director derived an improper personal benefit; or

g. if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

6. Notification and Defense of Claim. Promptly after receipt by Employee Director of notice of the commencement of any action, suit or proceeding, Employee Director will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof; but the omission so to notify the Corporation will not relieve it from any liability which it may have to Employee Director otherwise than under this Agreement or from any liability which is not directly related to the failure of Employee Director promptly to so notify the Corporation. With respect to any such action, suit or proceeding as to which Employee Director notifies the Corporation of the commencement thereof:

a. The Corporation will be entitled to participate therein at its own expense; and,

b. Except as otherwise provided below, to the extent that it may wish, the Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel satisfactory to Employee Director. After notice from the Corporation to Employee Director of its election so to assume the defense thereof, the Corporation will not be liable to Employee Director under this Agreement for any legal or other expenses subsequently incurred by Employee Director in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Employee Director shall have the right to employ the Employee Director’s counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Employee Director unless (i) the employment of counsel by Employee Director has been authorized by the Corporation (ii) Employee Director shall have reasonably concluded that there may be a conflict of interest between the Corporation and Employee Director in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to continue the defense of any action, suit or proceeding properly brought by or on behalf of the Corporation or as to which Employee Director shall have made the conclusion provided for in (ii) above.

c. The Corporation shall not be required to indemnify Employee Director under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Employee Director without Employee Director’s written consent. Neither the Corporation nor Employee Director will unreasonably withhold its consent to any proposed settlement.

7. Advance Payments.

a. Employee Director shall be entitled to receive advance payments in the amount of all costs, charges, and expenses, including attorney and other fees and expenses, actually and reasonably incurred or reasonably to be incurred by Employee Director in defense of any action, suit or proceeding as described in Section 4 hereof.

b. Employee Director agrees that the Employee Director will reimburse the Corporation for all costs, charges and reasonable expenses paid or advanced by the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding against Employee Director in the event and only to the extent that it ultimately shall be determined in a final non-appealable determination by a court of competent jurisdiction that Employee Director is not entitled to be indemnified by the Corporation for such costs, charges and expenses under the provisions of this Agreement.

c. The Corporation agrees that if any party with a right to nominate the Employee Director to a position as a director or officer of the Corporation (or any affiliate thereof other than the Corporation) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with Employee Director, then (i) such party (or such affiliate, as the case may be) shall be fully subrogated to all rights of Employee Director with respect to such payment and (ii) the Corporation shall reimburse such party (or such other affiliate) for the payments actually made.

8. Indemnification Request.

(i) Advancement.

a. Employee Director shall in order to request advanced payments according to Section 7 hereof, submit to the Board of Directors a sworn statement of request for advancement of expenses in the form of Exhibit 1 attached hereto and made a part hereof (the “Advancement Request”), stating that (i) the Employee Director has incurred or will incur actual expenses in defending an action, suit, or proceeding as described in Section 4 hereof and (ii) the Employee Director undertakes to repay such amount if it shall ultimately be determined in a final non-appealable determination by a court of competent jurisdiction that the Employee Director is not entitled to be indemnified by the Corporation under this Agreement.

b. Upon receipt of the Advancement Request the Chairman of the Board, the President or any Vice President shall authorize immediate payment of the expenses stated in the Advancement Request within 10 calendar days, whereupon such payments shall immediately be made by the Corporation. No security shall be required in connection with any Advancement Request and it shall be accepted without reference to Employee Director’s ability to make repayment.

(ii) Indemnification.

a. Employee Director, in order to request indemnification pursuant to Section 4 hereof, shall submit to the Board of Directors a sworn statement of request for indemnification in the form of Exhibit 2 attached hereto and made a part hereof (the “Indemnification Request”) stating that Employee Director is entitled to indemnification under this Agreement. Such Indemnification Request shall contain a summary of the action, suit or proceeding and an itemized list of all payments made or to be made with respect to which indemnification is requested.

b. The Board of Directors shall be deemed to have determined that Employee Director is entitled to such indemnification unless, within 30 days after submission of the Indemnification Request, the Board of Directors shall have notified Employee Director in writing that it has determined, by a majority vote of directors who were not parties to such action, suit or proceeding based upon clear and convincing evidence, that Employee Director is not entitled to indemnification under this Agreement. The evidence shall be disclosed to Employee Director in such notice which shall be sworn to by all directors who participated in the determination and voted to deny indemnification.

c. In the event that (i) a majority vote according to Section 8.2(b) cannot be obtained or that (ii) there is a change in control of the Corporation (other than a change in control which has been approved by members of the Board of Directors who were directors prior to such change in control), the following procedure shall take place:

(aa) Employee Director shall choose subject to Corporation approval (which approval shall not be unreasonably withheld) counsel who has not performed any services for the Corporation or Employee Director within the last five years and who is in good standing (“Independent Legal Counsel”).

(bb) Independent Legal Counsel shall then determine within (i) thirty (30) days after submission of the Indemnification Request, or (ii) the Employee Director’s acceptance to act as an Independent Legal Counsel, or (iii) such reasonable time as is required under the circumstances, whichever comes later, whether Employee Director is entitled to indemnification under this Agreement. Indemnification may only be denied according to Section 5 hereof and only based upon clear and convincing evidence. In the case of a denial, Independent Legal Counsel shall submit to the Board of Employee Directors and to Employee Director within 10 days after the decision a written opinion disclosing the grounds and the evidence upon which such decision was based. The decision of Independent Legal Counsel shall be final.

d. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that Employee Director’s conduct was such that indemnity is not available pursuant to Section 5.

9. Continuation of Indemnity. All agreements and obligations of the Corporation contained herein shall continue during the period Employee Director is a director of the Corporation (including service at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise) or is a an officer of the Corporation and shall continue thereafter so long as Employee Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Employee Director was a director or Executive Chairman of the Corporation or serving in any other capacity referred to herein.

10. Enforcement.

a. The Corporation expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on the Corporation hereby in order to induce Employee Director to serve or continue to serve as a director of the Corporation and in order to induce Employee Director to enter into the Employment Agreement and continue to serve as Executive Chairman of the Corporation, and acknowledges that Employee Director is relying upon this Agreement in continuing in such capacities.

b. In the event Employee Director is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Corporation shall reimburse Employee Director for all of Employee Director’s reasonable fees and expenses in bringing and pursuing such action.

11. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

12. Governing Law; Binding Effect; Amendment and Termination.

a. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

b. This Agreement shall be binding upon Employee Director and upon the Corporation, its successors and assigns, and shall inure to the benefit of Employee Director, the Employee Director’s heirs, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns.

c. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

MONEYGRAM INTERNATIONAL, INC.

By:
Name:
Title:

EMPLOYEE DIRECTOR

By:

Exhibit B

Stock Option Grant

(See Attached)

MONEYGRAM INTERNATIONAL, INC.

2005 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (this “Agreement”) is made effective as of January 21, 2009 (the “Grant Date”) between MoneyGram International, Inc., a Delaware corporation (the “Company”), and Pamela H. Patsley who is an employee of the Company (the “Optionee”).

WHEREAS, in connection with the Optionee’s employment with the Company or one of its Subsidiaries, the Company desires to grant to the Optionee an option to purchase shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) on the date hereof pursuant to the terms and conditions of this Agreement and the Company’s 2005 Omnibus Incentive Plan (the “Plan”);

WHEREAS, the Committee has determined that it would be to the advantage, and in the best interest, of the Company and its shareholders to grant the option provided for herein to the Optionee as an incentive for her increased efforts during her employment with the Company or one of its Subsidiaries;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Option.

Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Optionee on the Grant Date, an option to purchase up to 4.7 million shares of Common Stock at the option price set forth in Section 2 (the “Option”).

The foregoing award is a Non-qualified Stock Option granted under the Plan, which is incorporated herein by this reference and made part of this Agreement. The Option is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Option Price.

The per share purchase price of the shares subject to the Option shall be $1.50 (the “Option Price”), which amount is at least equal to the Fair Market Value of the Common Stock as of the Grant Date, subject to appropriate adjustment as may be determined by the Committee from time to time in accordance with Section 9.

3. Term of Option and Exercisability.

The term of the Option shall be for a period of ten years from the Grant Date, terminating at the close of business on January 21, 2019 (the “Expiration Date”) or such shorter period as is prescribed in Sections 5 and 6 of this Agreement. Subject to the provisions of Sections 4, 5 and 6 of this Agreement, 50% of the Option shall vest and become exercisable based on a time-vesting schedule (the “Time-Based Option”) and the remaining 50% of the Option shall vest and become exercisable based on performance-based vesting criteria (the “Performance-Based Option”).

(a) Time-Based Option: Subject to the Optionee’s continued employment with the Company or any of its Subsidiaries on the applicable “Time-Vesting Date” set forth in the table below, or as otherwise set forth in that certain Employment Agreement, dated as of January 21, 2009, between the Company and Optionee (the “Employment Agreement”), the Time-Based-Option shall vest as follows:

Time-Vesting Date	Percentage Vested
Time-Based Option
On the first anniversary of the Grant Date	25%

On the second anniversary of the Grant Date	50%

On the third anniversary of the Grant Date	75%

On the fourth anniversary of the Grant Date	100%

Except as set forth in the Employment Agreement, if the Optionee’s employment with the Company or any of its Subsidiaries is terminated on or prior to the fourth anniversary of the Grant Date, the unvested portion of the Time-Based Option shall be forfeited as described in Section 5 hereof.

(b) Performance-Based Option: Subject to the Optionee’s continued employment with the Company or any of its Subsidiaries on the applicable Performance-Vesting Date (as defined below), or as otherwise set forth in the Employment Agreement, the Performance-Based Option shall vest as follows:

(i) 50% of the Performance-Based Option (“Tranche 1 Performance-Based Option”) shall vest in full (A) so long as the Common Stock trades on a United States securities exchange or trading market (which, for the purpose of Section 3(b), shall include an over-the-counter market on the OTC Bulletin Board or Pink Sheets), on the earlier of (x) the date that the daily closing price of the Common Stock on the principal United States securities exchange or trading market on which the Common Stock is traded (the “Applicable Market”) equals or exceeds two (2) times the Option Price for any period of twenty (20) consecutive trading days during the five-year period following the Grant Date and (y) if there is a Change in Control (as defined below) during the five-year period following the Grant Date, on the date of such Change in Control, in the event the per share consideration in such Change in Control equals or exceeds two (2) times the Option Price or (B) in the event the Common Stock does not trade on a United States securities exchange or trading market (such cessation, a “Going Private Event”), on the earlier of (x) following a Subsequent Public Offering (as defined below), the date during the five-year period following the Grant Date on which the Equity Value (as defined below) of a share of Common Stock would result in the Investors (as defined below) having value in their equity securities of the Company (assuming conversion into Common Stock of all convertible securities then held by the Investors) equal to or exceeding two (2) times the aggregate amount invested by the Investors in such securities and (y) if there is a Change in Control during the five-year period following the Grant Date, on the date of such Change in Control if the aggregate value of the cash, marketable securities and other consideration received by the Investors pursuant to such Change in Control, together with any distributions or proceeds previously received by the Investors, in each case, in connection with the equity securities of the Company held by the Investors, is equal to or exceeds two (2) times the aggregate amount invested by the Investors in securities of the Company (any of such dates, a “2X Performance Vesting Date”); and

(ii) the remaining 50% of the Performance-Based Option (“Tranche 2 Performance-Based Option”) shall vest in full (A) so long as the Common Stock trades on a United States securities exchange or trading market, on the earlier of (x) the date that the daily closing price of the Common Stock on the Applicable Market equals or exceeds three (3) times the Option Price for any period of twenty (20) consecutive trading days during the five-year period following the Grant Date and (y) if there is a Change in Control during the five-year period following the Grant Date, on the date of such Change in Control, in the event the per share consideration in such Change in Control equals or exceeds three (3) times the Option Price or (B) in the event of a Going Private Event, on the earlier of (x) following a Subsequent Public Offering, the date during the five-year period following the Grant Date on which the Equity Value of a share of Common Stock would result in the Investors having value in their equity securities of the Company (assuming conversion into Common Stock of all convertible securities then held by the Investors) equal to or exceeding three (3) times the aggregate amount invested by the Investors in such securities and (y) if there is a Change in Control during the five-year period following the Grant Date, on the date of such Change in Control if the aggregate value of the cash, marketable securities and other consideration received by the Investors pursuant to such Change in Control, together with any distributions or proceeds previously received by the Investors, in each case, in connection with the equity securities of the Company held by the Investors, is equal to or exceeds three (3) times the aggregate amount invested by the Investors in securities of the Company (any of such dates, a “3X Performance Vesting Date”). The 2X Performance Vesting Date and the 3X Performance Vesting Date are each referred to as a “Performance-Vesting Date.”

Notwithstanding anything herein to the contrary, if the 2X Performance Vesting Date and/or the 3X Performance Vesting Date does not occur on or prior to the earlier of the fifth anniversary of the Grant Date and a Change in Control (absent a substitution of the applicable Options), the Tranche 1 Performance-Based Option and/or Tranche 2 Performance-Based Option, as applicable, shall be forfeited on such earlier date. Except as set forth in Section 5 hereof, if the Optionee’s employment with the Company is terminated prior to the 2X Performance Vesting Date and/or the 3X Performance Vesting Date, the Tranche 1 Performance-Based Option and/or Tranche 2 Performance-Based Option, as applicable, shall be forfeited, as described in Section 5 hereof.

For purposes hereof, the “Equity Value” shall mean the average daily closing price of the Common Stock over a consecutive twenty (20) day trading period.

For purposes hereof, “Subsequent Public Offering” shall mean a firm commitment underwritten public offering of shares of the Company or other event the result of which is that shares of the Company are tradable on the New York Stock Exchange, American Stock Exchange, NASDAQ National Market or similar market system, in each case, after a Going Private Event.

For purposes hereof, “Investors” shall mean the “Investors” as defined in that certain Amended and Restated Purchase Agreement, dated March 17, 2008, by and between the Company and the other parties thereto, and their respective affiliates (not including the Company).

4. Effect of Change in Control.

Notwithstanding the vesting provisions contained in Section 3 above, but subject to the other terms and conditions contained in this Agreement, from and after a Change in Control (as defined below) the following provisions shall apply:

(a) If the Optionee is employed by the Company or any of its Subsidiaries on the date of a “Change in Control”, or the Optionee is eligible for further vesting pursuant to the terms of the Employment Agreement, the Committee, in its sole discretion, may vest immediately prior to the consummation of the Change in Control all or any portion of the Time-Based Option not previously vested, unless the Time-Based Option or any such portion thereof shall have been previously terminated in accordance with the terms of the Plan and this Agreement.

(b) If at the time of the Change in Control, the per share Fair Market Value of an Option does not exceed the per share Option Price, then this Option, whether vested or unvested, shall immediately terminate in full and be of no further force or effect; and

(c) If at the time of the Change in Control, the per share Fair Market Value of an Option exceeds the Option Price, then the Committee, in its sole discretion, may:

(i) provide the Optionee a reasonable amount of time (such period of time to be determined by the Committee in its sole discretion) to exercise the vested and unexercised portion of this Option (including any portion that may have vested pursuant to Section 4(a)) that is outstanding at the time of the Change in Control and, if not exercised within such period, have this Option terminate in full and be of no further force or effect with respect to any unexercised portion of such Option;

(ii) provide for the termination of this Option in exchange for payment to the Optionee of the excess of (x) the Fair Market Value of the vested portion of the Option that is outstanding and unexercised at the time of the Change in Control over (y) the aggregate Option Price for such vested portion of the Option; or

(iii) if the Change in Control involves the merger or consolidation of the Company with or into another entity, provide for the substitution by the surviving entity or its direct or indirect parent of awards with substantially the same terms as this Option in accordance with Section 422 of the Code and Section 12.2 of the Plan.

(d) Notwithstanding the other provisions of this Section 4, if a Change in Control occurs, and after giving effect thereto (i) the Common Stock no longer trades on a United States securities exchange or trading market, and (ii) the Optionee’s employment under the Employment Agreement either is terminated by the Company without Cause or is terminated by the Optionee for Good Reason (as those terms are defined in the Employment Agreement), then the Committee shall accelerate any portion of the Time-Based Options not previously vested.

(e) For purposes of this Agreement, “Change in Control” shall mean (i) a sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of the Company’s assets, (ii) the transfer of more than 50% of the outstanding securities of the Company, calculated on a fully-diluted basis, to an entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), or (iii) the merger, consolidation reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders of the voting power of the outstanding securities of the Company, as the case may be, immediately prior to such transaction, hold less than 50% in voting power of the outstanding securities of the Company or the surviving entity or resulting entity, as the case may be, immediately following such transaction.

5. Effect of Termination of Employment.

If the Optionee ceases to be employed by the Company or any of its Subsidiaries, any portion of the Option that was not vested on the date of the Optionee’s termination of employment and that does not vest pursuant to the terms of the Employment Agreement shall be forfeited, and any portion of the Time-Based Option that vests may be exercised until the earlier of (i) the Expiration Date and (ii) the date that is 6 months after the date of the Optionee’s termination of employment, and any portion of the Performance-Based Option that vests may be exercised until the earlier of (i) the Expiration Date and (ii) the date that is six months after the later of the date of the Optionee’s termination of employment or the date of any subsequent vesting pursuant to Section 5(d) below, except that:

(a) if the Optionee’s employment with the Company or any of its Subsidiaries is terminated for Cause (as such term is defined in the Employment Agreement), any portion of the Option that has not been exercised on the date of the Optionee’s termination of employment shall be immediately forfeited.

(b) if the Optionee’s employment with the Company or any of its Subsidiaries is terminated due to a Disability (as such term is defined in the Employment Agreement), the Option may be exercised until the earlier of (i) the Expiration Date and (ii) the date that is twelve (12) months after the date of the Optionee’s termination due to Disability.

(c) if the Optionee’s employment with the Company or any of its Subsidiaries is terminated due to death, the Option may be exercised by the Optionee’s personal representative or the administrators of the Optionee’s estate or by any Person or Persons to whom the Option has been transferred by will or the applicable laws of descent and distribution until the earlier of (i) the Expiration Date and (ii) the date that is twelve (12) months after the date of the Optionee’s death.

Notwithstanding anything to the contrary in (b) or (c)  of this Section 5, if the date on which the Optionee ceases to be an employee of the Company due to Disability or death is within six (6) months of the Grant Date of the Option, and the Optionee is an officer or director of the Company subject to Section 16(b) of the Exchange Act, this Option shall not become fully exercisable until six (6) months and one day after the Grant Date.

(d) As provided in the Employment Agreement, if the Company terminates the Optionee’s employment without Cause (as such term is defined in the Employment Agreement) or the Optionee terminates her employment with Good Reason (as such term is defined in the Employment Agreement), then (x) the Time-Based Option will continue to vest through the date 12 months after the date of termination, and (y) the Performance-Based Option shall vest through any Performance-Vesting Date that occurs during the 12-month period following the date of termination. The number of Time-Based Options deemed exercisable upon termination shall be calculated after giving effect to the acceleration of vesting specified in this clause (d).

6. Forfeiture and Repayment Provisions. Unless a Change in Control (as defined above) shall have occurred after the date hereof:

(a)  The right to exercise this Option shall be conditional upon the fact that the Optionee has read and understood the forfeiture and repayment provisions set forth in this Section 6, that the Optionee has not engaged in any misconduct or acts contrary to the Company as described below, and that the Optionee has no intent to leave employment with the Company or any of its Subsidiaries for the purpose of engaging in any activity or providing any services which are contrary to the spirit and intent of the confidentiality, non-competition, non-solicitation and similar provisions in Sections 9 and 10 of the Employment Agreement (collectively, the “Covenants”).

(b) The Company is authorized to suspend or terminate this Option and any other outstanding stock option held by the Optionee prior to or after termination of employment if the Optionee engages in any conduct agreed to be avoided pursuant to the Covenants. If, at any time within two (2) years after the date of the Optionee’s termination of employment with the Company or any of its Subsidiaries, the Optionee engages in any conduct agreed to be avoided pursuant to the Covenants, then any gain (without regard to tax effects) realized by the Optionee from the exercise of this Option, in whole or in part, shall be paid by the Optionee to the Company. The Optionee consents to the deduction from any amounts the Company or any of its Subsidiaries owes to the Optionee to the extent of the amounts the Optionee owes the Company hereunder.

(c) Misconduct.

(i) The Company is authorized to suspend or terminate this Option and any other outstanding stock option held by the Optionee prior to or after termination of employment if the Company reasonably determines that during the Optionee’s employment with the Company or any of its Subsidiaries:

(1) The Optionee knowingly participated in misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Optionee or of the Always Honest compliance program or similar program of the Company; or

(2) The Optionee was aware of and failed to report, as required by any code of ethics of the Company applicable to the Optionee or by the Always Honest compliance program or similar program of the Company, misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Optionee or of the Always Honest compliance program or similar program of the Company.

(ii) If, at any time after the Optionee exercises this Option, in whole or in part, the Company reasonably determines that the provisions of Section 6(d) applies to the Optionee, then any gain (without regard to tax effects) realized by the Optionee from such exercise shall be paid by the Optionee to the Company. The Optionee consents to the deduction from any amounts the Company or any of its Subsidiaries owes to the Optionee to the extent of the amounts the Optionee owes the Company under this Section 6.

7. Method of Exercising Option; Payment of Option Price; Delivery of Purchased Shares.

(a) Subject to the terms and conditions of this Agreement, the Optionee may exercise the Option by following the procedures established by the Company from time to time. In addition, the Optionee may exercise the Option by written notice to the Company as provided in Section 10(l) of this Agreement that states (i) the Optionee’s election to exercise the Option, (ii) the Grant Date of the Option, (iii) the Option Price of the shares, (iv) the number of shares as to which the Option is being exercised, (v) the manner of payment and (vi) the manner of payment for any income tax withholding amount. The notice shall be signed by the Optionee or the Person or Persons exercising the Option. The notice shall be accompanied by payment in full of the Option Price for all shares designated in the notice. To the extent that the Option is exercised after the Optionee’s death, the notice of exercise shall also be accompanied by appropriate proof of the right of such Person or Persons to exercise the Option.

(b) Payment of the Option Price shall be made to the Company through one or a combination of the following methods:

(i) cash, in United States currency (including check, draft, money order or wire transfer made payable to the Company); or

(ii) delivery (either actual delivery or by attestation) of shares of Common Stock acquired by the Optionee more than six (6) months prior to the date of exercise having a Fair Market Value on the date of exercise equal to the Option Price (only full shares of Common Stock shall be utilized for payment purposes). The Optionee shall represent and warrant in writing that the Optionee is the owner of the shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions, and the Optionee shall duly endorse in blank all certificates delivered to the Company.

(c) Upon any exercise of the Option, and subject to the payment of the Option Price under Section 7(b) and of all tax obligations under Section 8, the Company shall deliver the shares purchased in certificate form or, if the Company so permits, in book entry form. The certificate(s) shall be registered in the name of the Optionee, the Optionee’s transferee, or if the Optionee so requests, in writing at the time of exercise, jointly in the name of the Optionee and another person with rights of survivorship. If the Optionee dies, the certificate(s) shall be registered in the name of the person entitled to exercise the Stock Option in accordance with the Plan.

8. Taxes; Accounting Treatment.

(a) The Optionee acknowledges that the Optionee will consult with her personal tax adviser regarding the income tax consequences of exercising the Option or any other matters related to this Agreement. If the Optionee is employed by the Company or any of its Subsidiaries, in order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the Optionee’s sole and absolute responsibility, are withheld or collected from the Optionee.

(b) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee, the Optionee may elect to satisfy any applicable tax withholding obligations arising from the exercise of the Option by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), or (ii) delivering to the Company shares of Common Stock acquired by the Optionee more than six (6) months prior to the date of exercise having a Fair Market Value equal to the amount of such taxes (only full shares of Common Stock shall be utilized for payment purposes) in accordance with the provisions set forth in Section 7(b)(ii). The Optionee’s election must be made on or before the date that the amount of tax to be withheld is determined.

(c) The Company acknowledges and agrees that for tax and accounting purposes, the Option will be treated the same as all other non-qualified stock options issued by the Company that contain substantially the same performance vesting features.

9. Adjustments.

In the event that the Company engages in a transaction such that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the shares covered by the Option, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, the terms of this Option (including, without limitation, the number and kind of shares subject to this Option and the Option Price) shall be adjusted as set forth in Section 4(c) of the Plan.

Upon a Change in Control, the Committee may, in its sole discretion, adjust the terms of this Option (including, without limitation, the number and kind of shares subject to this Option and the Option Price) by taking any of the actions permitted under this Agreement and in accordance with Section 4(c) of the Plan.

10. General Provisions.

(a) Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon the Optionee’s request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.

(b) No Rights as a Shareholder. Neither the Optionee nor the Optionee’s legal representatives shall have any of the rights and privileges of a shareholder of the Company with respect to the shares of Common Stock subject to the Option unless and until such shares are issued upon exercise of the Option. Except as expressly provided by the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of any purchased shares and the delivery of any certificate or certificates for such shares.

(c) No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving the Optionee the right to be retained as an employee of the Company or any of its Subsidiaries. In addition, the Company or any of its Subsidiaries, as applicable, may at any time dismiss the Optionee from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(d) Termination of the Plan; No Right to Future Grants. By entering into this Agreement, the Optionee acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that each grant of an option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when the option shall be granted, the number of shares subject to each option, the Option Price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; (d) that the Optionee’s participation in the Plan is voluntary; (e) that the Option is not part of normal and expected compensation for purposes of calculating any severance, resignation, bonuses, pension or retirement benefits or similar payments; (g) that the right to purchase Common Stock ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (h) that the future value of the Option is unknown and cannot be predicted with certainty; (i) that if the underlying shares do not increase in value, the Option will have no value; and (j) the foregoing terms and conditions apply in full with respect to any prior option grants to the Optionee.

(e) Option Not Transferable.

(i)  Except as otherwise provided by the Plan or by the Committee, the Option shall not be transferable other than by will or by the laws of descent and distribution and the Option shall be exercisable during the Optionee’s lifetime only by the Optionee or, if permissible under applicable law, by the Optionee’s guardian or legal representative. The Option may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Option shall be void and unenforceable against the Company or any Subsidiaries of the Company.

(ii) None of the purchased shares acquired pursuant to the exercise of this Option shall be assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended.

(f) Reservation of Shares. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

(g) Securities Matters. The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(h) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Optionee.

(i) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Optionee and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Optionee, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(j) Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(k) Governing Law; Venue; Waiver of Jury Trial.

(i) The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement. Any legal action or proceeding with respect this Agreement shall be brought in the courts of the United States for the Minnesota, and, by execution and delivery of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts.

(ii) THE COMPANY AND THE OPTIONEE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS OPTION.

(l) Notices. The Optionee should send all written notices regarding this Agreement or the Plan to the Company at the following address:

MoneyGram International, Inc.

General Counsel

1550 Utica Avenue South

Minneapolis, MN 55416

(m) Amendments. The Company may amend this Agreement at any time; provided that, subject to Section 9 hereof and Section 7 of the Plan, no such amendment, alteration, suspension, discontinuation or termination shall be made without the Optionee’s consent, if such action would materially diminish any of the Optionee’s rights under this Agreement; provided, however, the Company may amend this Agreement in such manner as it deems necessary to comply with applicable laws.

(n) Entire Agreement. This Agreement and the Plan and the other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein and therein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

(o) Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(p) Optionee Undertaking. The Optionee agrees to take such additional action and execute such additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed either on the Optionee or upon this Option pursuant to the provisions of this Agreement.

(q) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement and the Notice may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(r) Certain Option Shares Subject to Forfeiture.   Section 4(d) of the Plan contains a limitation on the number of option shares that may be granted to Executive in any year. Company hereby agrees to seek approval of an amendment of the Plan by the shareholders of the Company at or prior to the next shareholders’ annual meeting of the Company in order to permit the full amount of the Option Shares to be awarded as provided herein. Except with respect to 500,000 Option Shares to which this Section 10(r) shall not apply (allocated pro-rata between the Time-Based Option and the Performance-Based Option) (the “Excepted Option Shares”), the Option granted hereunder (other than the Excepted Option Shares) will not vest and are subject to forfeiture if the shareholders of the Company do not approve such amendment to the Plan at or before such meeting. For the avoidance of doubt, this Section 10(r) shall not apply with respect to the Excepted Option Shares.

* * * * * * * *

By signing below, the Optionee accepts this Option and the terms and conditions in this Agreement and the Plan.

MONEYGRAM INTERNATIONAL, INC.

By:
Title:

OPTIONEE

Signature:

Print Name: Pamela H. Patsley

Exhibit C

RELEASE

This RELEASE (“Release”) is dated as of                             between MoneyGram International, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, successors and assigns, the “Company”), and Pamela H. Patsley (“Executive”).

WHEREAS, the Company and Executive previously entered into an employment agreement dated January 21, 2009 under which Executive was employed to serve as the Company’s Executive Chairman (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company (has been) (will be) terminated effective                                 ; and

WHEREAS, pursuant to Section 8 of the Employment Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:

1. Executive, on behalf of her heirs, estate and beneficiaries, hereby waives all claims against the Company, and any of its subsidiaries, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from liability for any claims for Base Salary or bonus, Executive may have against it or them as of the date this Release is executed, whether known or unknown, including, but not limited to, any claims for salary or bonus compensation resulting from an alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002 (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract (including, but not limited to, the Employment Agreement) or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on Executive’s employment by and the termination of employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, bonus payment, and/or future wage loss. This paragraph does not release any claims that lawfully cannot be waived.

Nothing in this Release is intended to preclude Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state fair employment practices agency. Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.

Notwithstanding the above, Executive does not waive or release any claims against the Company pursuant to benefits due to Executive and obligations of the Company other than salary and bonus payments and severance payments under the Employment Agreement.

2. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by her to exist may subsequently be discovered, it is her intention to fully settle and release all claims for salary and bonus she may have against the Company and the persons and entities described above, whether known, unknown or suspected.

3. Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ Executive, in each case without liability of Executive or the Company.

4. The Company and Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to indemnify, limited the liability of, and provide D&O insurance for Executive for her acts as an officer or director of Company in accordance with the charter, bylaws of Company and pursuant to the Employment Agreement and the Indemnification Agreement, (ii) to Executive and her eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company in which Executive and/or such dependents are participants, or (iii) to satisfy all vested equity compensation obligations previously granted to Executive.

5. Executive reaffirms her agreement to Sections 9 and 10 of the Employment Agreement relating to confidentiality, noncompetition and nonsolicitation.

6. Executive acknowledge that she has been provided at least twenty-one (21) days to review the Release and has been advised to review it with an attorney of her choice and at her own expense. In the event Executive elects to sign this Release Agreement prior to this twenty-one (21) day period, she agrees that it is a knowing and voluntary waiver of her right to wait the full twenty-one (21) days. Executive further understands that she has seven (7) days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by               within the seven (7) day period. Executive further acknowledges that she has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledge that by signing this Release, she does so of her own free will and act and that it is her intention that she be legally bound by its terms.

7. This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

MONEYGRAM INTERNATIONAL, INC.

By:
Name:
Title:

Pamela H. Patsley

EXHIBIT D

Current List of Companies Engaged in Competitive Business

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